EXHIBIT 99.2

FOR IMMEDIATE RELEASE

Surna Issues Shareholder Letter and Announces Q4 2018 Earnings Call

Letter Details Strategic Plan and Vision for 2019

March 6, 2019 – Boulder, Colorado – Surna Inc. (OTCQB: SRNA), a designer, engineer and manufacturer of environmental control and air sanitation systems for commercial, state- and provincial-regulated indoor cannabis cultivation facilities, announced today the issuance of a letter to shareholders from the Company’s Chief Executive Officer, Anthony K. McDonald.

The letter is available at Surna’s website www.surna.com/investor-relations.

The shareholder letter outlines a series of inter-related strategic initiatives that the Company intends to pursue during 2019 and 2020, including: (i) leveraging its strong brand name, (ii) positioning and messaging “Surna as the expert helper” in environmental controls management, (iii) offering a broader product and service array, (iv) evaluating first-generation grow facilities as prospects for broader service and product offerings or retrofit work, (v) rolling out its new sensors, controls and automation product offering, and (vi) developing a corresponding marketing/service/product plan to address facility lifecycle revenue opportunities.

All shareholders and other interested parties are encouraged to read this letter.

The Company has announced that it has scheduled an investor conference call for Tuesday, March 26, 2019 at 4:00 p.m. Eastern Time. The Company’s CEO, Mr. McDonald, and the Chairman, Timothy J. Keating, will provide an update on Q4 2018 financial results, recent developments, and discuss the strategic initiatives described in the shareholder letter.

This Q4 2018 earnings call is the launch of the Company’s new investor relations program and its efforts to fully engage with the investment community on an ongoing basis. Beginning with this earnings call, the Company is committed to establishing a robust, two-way communications program in the form of quarterly earnings calls open to all with short scripts and fulsome Q&A time.

In addition, interested parties, with contact information supplied, may submit questions concerning the Company prior to the call to the Company’s Director of Marketing, Jamie English, via Surna Investor Relations, www.surna.com/investor-relations, then click on email/questions, by 12:00 p.m. Eastern Time on March 22, 2019.

To access the investor call via telephone:

Dial-In Number: 1-973-528-0008

Access Code: 269784

To access the investor call via the Internet:

Webcast URL: https://www.webcaster4.com/Webcast/Page/2020/29678

For those unable to participate in the investor conference call at that time, a replay will be available at 4:00 p.m. Eastern Time on the day following the call. The replay will be available until May 1, 2019.

About Surna Inc.

Surna Inc. (www.surna.com) designs, engineers and manufactures application-specific environmental control and air sanitation systems for commercial, state- and provincial-regulated indoor cannabis cultivation facilities in the U.S. and Canada. Our engineering and technical team provides energy and water efficient solutions that allow growers to meet the unique demands of a cannabis cultivation environment through precise temperature, humidity, light, and process controls and to satisfy the evolving code and regulatory requirements being imposed at the state and local levels.

Headquartered in Boulder, Colorado, we leverage our experience in this space in order to bring value-added climate control solutions to our customers that help improve their overall crop quality and yield as well as optimize the resource efficiency of their controlled environment (i.e., indoor and greenhouses) cultivation facilities. We have been involved in consulting, equipment sales and/or full-scale design for over 800 grow facilities making us a trusted resource for indoor environmental design and control management for the cannabis industry.

Our customers have included small cultivation operations to licensed commercial facilities ranging from several thousand to more than 100,000 square feet. We have sold our equipment and systems throughout the U.S. and Canada as well as internationally in South Africa, Switzerland and the United Kingdom. Our revenue stream is derived primarily from supplying mechanical engineering services and climate and environmental control equipment to commercial indoor cannabis grow facilities. We also sell equipment to smaller cultivators who can purchase either directly from us, or from our authorized wholesalers or retailers. Though our customers do, we neither produce nor sell cannabis.

Forward Looking Statements

This press release and the shareholder letter may contain statements of a forward-looking nature relating to future events. These forward-looking statements are subject to the inherent uncertainties in predicting future results and conditions. These statements reflect our current beliefs, and a number of important factors could cause actual results to differ materially from those expressed in this press release and shareholder letter, including the factors set forth in “Risk Factors” set forth in our Form 10-K and Form 10-Q filed with the Securities and Exchange Commission (“SEC”), and subsequent filings with the SEC. Please refer to our SEC filings for a more detailed discussion of the risks and uncertainties associated with our business, including but not limited to the risks and uncertainties associated with our business prospects and the prospects of our existing and prospective customers; the inherent uncertainty of product development; regulatory, legislative and judicial developments, especially those related to changes in, and the enforcement of, cannabis laws; increasing competitive pressures in our industry; and relationships with our customers and suppliers. Except as required by the federal securities laws, we undertake no obligation to revise or update any forward-looking statements, whether as a result of new information, future events or otherwise. The reference to Surna’s website has been provided as a convenience, and the information contained on such website is not incorporated by reference into this press release.

Statement about Cannabis Markets

The use, possession, cultivation, and distribution of cannabis is prohibited by U.S. federal law. This includes medical and recreational cannabis. Although certain states have legalized medical and recreational cannabis, companies and individuals involved in the sector are still at risk of being prosecuted by federal authorities. Further, the landscape in the cannabis industry changes rapidly. This means that at any time the city, county, or state where cannabis is permitted can change the current laws and/or the federal government can supersede those laws and take prosecutorial action. Given the uncertain legal nature of the cannabis industry, it is imperative that investors understand that investments in the cannabis industry should be considered very high risk. A change in the current laws or enforcement policy can negatively affect the status and operation of our business, require additional fees, stricter operational guidelines and unanticipated shut-downs.

Surna Marketing

Jamie English

Director of Marketing

jamie.english@surna.com

(303) 993-5271